Exhibit 99.1

DIAMETRICS MEDICAL, INC. ANNOUNCES

NEW FINANCING AND NEW ORGANIZATION

ST. PAUL, Minnesota, December 20, 2004 – Diametrics Medical, Inc. (OTC BB: DMED) today announced that it has secured a new round of financing and has created a new organizational structure, all focused on a new product development effort that will begin immediately. The new funding of up to $3,000,000 will be provided in two tranches by institutional investors. The Company has received the first tranche of $1,800,000 in gross proceeds, and the second tranche is expected to occur following receipt of approval by the Company’s shareholders of an increase in the Company’s authorized shares of common stock.

In addition to this new funding, the Company is announcing the formation of a newly organized, wholly owned subsidiary in the United Kingdom, named TGC Research Limited (TGC). The Company’s former wholly owned subsidiary in the United Kingdom, Diametrics Medical Limited (DML), has been liquidated and ceased all operations. TGC is being formed as an R&D organization which will focus initially on the development of new products aimed at continuous glucose monitoring and control in critically ill patients.

The new investment is in the form of Fixed Price Convertible Notes due December 15, 2007, with principal and interest payable in cash or registered shares over a 32-month period beginning 120 days after closing. Interest on the notes is at prime plus 4% with a floor of 8%. The conversion price of the notes is fixed at $0.02 per share, subject to adjustment depending upon the market price of the Company’s common stock. The noteholders have received a first lien on all of the assets of Diametrics and TGC Research Limited, including a pledge of Diametrics shares of TGC Research Limited. The noteholders also received warrants to purchase up to 45,000,000 shares of Diametrics common stock at an exercise price of $0.025 per share in the first tranche, and will receive additional warrants to purchase up to 30,000,000 shares if the second tranche is funded.

Diametrics is required to file a registration statement with the Securities and Exchange Commission to register its remaining authorized but unissued shares of common stock underlying the notes sold in the first tranche. In addition, the Company will be calling a special shareholders meeting to request an increase in its authorized capital stock to provide the necessary shares of common stock that may be issued upon conversion of the notes and exercise of the warrants. The closing of the second tranche is contingent upon receipt of shareholder approval of additional shares and an effective registration statement.

CAUTIONARY STATEMENT

All statements other than historical facts included in this release regarding future operations are “forward-looking statements” and are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of management of Diametrics Medical, Inc. and on information currently available to management. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties and assumptions identified in the Company’s filings with the SEC, including the possibility that the Company may be unable to raise additional funds to adequately fund new product development.

Contact:

Diametrics Medical, Inc., St. Paul, Minnesota
David B. Kaysen, 651 639-8035
or

W. Glen Winchell, 651 639-8035